News	UNIT CORPORATION
8200 South Unit Drive, Tulsa, Oklahoma 74132
Telephone 918 493-7700, Fax 918 493-7711

Contact:	Michael D. Earl
Vice President, Investor Relations
(918) 493-7700
www.unitcorp.com

For Immediate Release
February 21, 2020

UNIT CORPORATION ANNOUNCES DAVID T. MERRILL TO SUCCEED LARRY D. PINKSTON AS CHIEF EXECUTIVE OFFICER ON APRIL 1, 2020

Tulsa, Oklahoma . . . Unit Corporation (NYSE – UNT) today announced that as part of the company’s succession planning process initiated in 2017, David T. Merrill was elected to succeed Larry D. Pinkston as the company’s Chief Executive Officer and President, effective April 1, 2020. Mr. Pinkston announced his retirement from his CEO and President roles effective March 31, 2020, although he will remain on Unit’s Board of Directors.

Mr. Merrill joined the company in August 2003 and served as its Vice President of Finance until February 2004 when he was elected to the position of Chief Financial Officer and Treasurer, positions he held until November 2017. He has served as the company’s Chief Operating Officer since August 2017.

Larry Pinkston said: “David has performed in an exemplary fashion in all of his earlier roles and is prepared to assume leadership of the company.”

David Merrill said: “I am thankful for Larry’s leadership and counsel over my nearly 17 years with the company. Over the past few years, I have been engaged in all operational aspects of the company and its subsidiary companies. As we move forward, we will focus on overcoming the challenges that our company and industry face. We will use our strengths and strategic acumen, teamwork, and focus to improve on our performance, and I look forward to many future successes.”

Michael Adcock, Unit’s Board Chairman, said: “The Board would like to express its appreciation to Larry for his steadfast leadership since he assumed the Chief Executive Officer and President roles in 2005. Larry began his career in 1981 and was named Chief Financial Officer in 1989. In his many roles, Larry strived to achieve the best results for both the company and its shareholders. After nearly 39 years of service, Larry’s retirement is very well deserved. We look forward to his continuing service on the Board and wish him the best in his retirement.”

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.